Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 28, 2022, with respect to the consolidated financial statements of NexPoint Real Estate Finance, Inc., incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG, LLP

Dallas, Texas

March 4, 2022